AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 7, 2000.
                                                   REGISTRATION NO. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                                  NETGURU, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                            7370                        22-2356861
(State or other jurisdiction of      (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)           Classification No.)          Identification Number)

                            22700 SAVI RANCH PARKWAY
                          YORBA LINDA, CALIFORNIA 92887
                                 (714) 974-2500
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                              --------------------
                                  AMRIT K. DAS,
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                  NETGURU, INC.
                            22700 SAVI RANCH PARKWAY
                          YORBA LINDA, CALIFORNIA 92887
                                 (714) 974-2500
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:
                             LARRY A. CERUTTI, ESQ.
                               RUTAN & TUCKER LLP
                         611 ANTON BOULEVARD, SUITE 1400
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 641-5100

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: [ ]
                              --------------------

                                                 CALCULATION OF REGISTRATION FEE
=======================================================================================================================
                                                                    Proposed Maximum   Proposed Maximum      Amount of
             Title of Each Class of                  Amount to       Offering Price       Aggregate        Registration
          Securities to be Registered             be Registered(1)    per Share(2)     Offering Price(2)       Fee
-----------------------------------------------------------------------------------------------------------------------
Common stock, $.01 par value...................     2,270,270(3)       $3.75              $8,513,513         $2,248
=======================================================================================================================


(1) In the event of a stock split, stock dividend, or similar transaction involving common stock of the registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2) The aggregate offering price of the registrant's shares is estimated solely for the purpose of calculating the registration fee payable pursuant hereto, as determined in accordance with Rule 457(c) under the Securities Act as of December 4, 2000.
(3) Represents shares of common stock being offering by selling security holders, including shares issuable upon exercise of outstanding warrants to purchase common stock of the registrant.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

                  SUBJECT TO COMPLETION, DATED DECEMBER 7, 2000

PROSPECTUS


                                  NETGURU, INC.

                        2,270,270 SHARES OF COMMON STOCK


         The 2,270,270 shares of our common stock, $.01 par value per share, offered hereby are being offered by certain of our security holders, who are identified in the section of this prospectus entitled "Selling Security Holders." The shares being offered hereby include shares of common stock currently outstanding and shares issuable upon exercise of certain outstanding warrants.

         The price of the common stock being offered by the selling security holders may vary, depending on market conditions. We will not receive any of the proceeds from the sale of the shares by the selling security holders.

         There is an existing market for these shares. Our common stock is traded on the Nasdaq National Market System under the symbol "NGRU." The last reported sales price of our common stock on December 4, 2000, was $3.75 per share.
                             ----------------------

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 9.
                             ----------------------

         The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and the selling security holders are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.
                             ----------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     THE DATE OF THIS PROSPECTUS IS       , 2000.

No person is authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus, in connection with the offering contemplated hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by us or the selling security holders. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.
                             ----------------------

                                TABLE OF CONTENTS
                                                                          Page
                                                                          ----

WHERE YOU CAN FIND MORE INFORMATION.........................................3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........................4
ABOUT THIS PROSPECTUS.......................................................5
PROSPECTUS SUMMARY..........................................................6
RISK FACTORS................................................................9
PRICE RANGE OF COMMON STOCK................................................20
DIVIDEND POLICY............................................................20
TRANSFER AGENT AND REGISTRAR...............................................20
SELLING SECURITY HOLDERS...................................................21
PLAN OF DISTRIBUTION.......................................................23
DESCRIPTION OF CAPITAL STOCK...............................................24
USE OF PROCEEDS............................................................24
EXPERTS....................................................................24
LEGAL MATTERS..............................................................24

                             -----------------------

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's Web site at http://www.sec.gov. Our common stock is quoted on the Nasdaq National Market. Our reports, proxy statements and other information are also available to the public at the Nasdaq's Web site at http://www.nasdaq.com.

         This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act. This prospectus omits some of the information contained in the registration statement. You should refer to the registration statement for further information with respect to netGuru, Inc. and the securities offered by this prospectus. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete, and in each case you should refer to the copy of the document filed for complete information.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with it, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, until all of the securities covered by this prospectus are sold by the selling security holders.

         1. Our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2000.

         2. Our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000.

         3. Our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000.

         4. The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on June 12, 1996 pursuant to Section 12 of the Exchange Act.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

            netGuru, Inc.
            22700 Savi Ranch Parkway
            Yorba Linda, CA 92887
            Attention:  Wayne Blair
            ----------
            Telephone:  (714) 974-2500

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus, our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2000, and our Quarterly Reports on Forms 10-QSB for the quarters ended June 30 and September 30, 2000, which reports are incorporated herein by reference, contain certain forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements generally include the plans and objectives of management for future operations, including plans and objectives relating to our future economic performance. The forward-looking statements and associated risks may include, relate to, or be qualified by other important factors, including, without limitation:

         o  our ability to transition into new lines of business as planned;

         o our ability to become a leading integrated Internet technology and services company addressing the global Indian market, the worldwide information technology services market and the worldwide Internet engineering software market;

         o our ability to successfully market and sell applications service provider, or ASP, services through our recently launched engineering Internet portal;

         o  market growth;

         o  new competition;

         o  competitive pricing;

         o  new technologies;

         o  our ability to successfully implement our future business plans;

         o  statements about our business strategy and our expansion strategy;

         o our ability to attract strategic partners, alliances and advertisers;

         o uncertainties relating to economic conditions in the markets in which we currently operate and in which we intend to operate in the future;

         o  our ability to hire and retain qualified personnel;

         o  our ability to obtain capital, if required;

         o  our ability to successfully implement our brand building campaign;

         o  the risks of uncertainty of trademark protection;

         o our plans for expanding our Internet portal network and the services offered through such network;

         o our plans regarding our telephony infrastructure and service offerings;

         o our beliefs regarding the growth of Internet usage within the global Indian community;

         o our beliefs regarding the demand for our products and our competitive advantages;

         o  the negative impact of economic slowdowns and recessions; and

         o risks associated with existing and future governmental regulation to which we are subject.

         We do not undertake to update, revise or correct any forward-looking statements.

         Results actually achieved may differ materially from expected results in these statements. Several of these risks are discussed in greater detail in the "Risk Factors" section set forth below. Any of the factors described above or in the "Risk Factors" section could cause our financial results, including our net income (loss) or growth in net income (loss), to differ materially from prior results.

                              ABOUT THIS PROSPECTUS

         This prospectus provides you with a general description of our company, certain risk factors associated with investment in the shares being offered hereby, and a description of the contemplated offering. In addition, you should read the additional information described under the heading "Incorporation of Certain Documents by Reference" on page 3 of this prospectus.

                               PROSPECTUS SUMMARY

         This summary highlights some information from this prospectus. Because it is a summary, it necessarily does not contain all of the information necessary to your investment decision. To understand this offering fully, you should read carefully the entire prospectus.


                                   OUR COMPANY

         We were incorporated in 1981 under the name Research Engineers, Inc. and changed our name in 2000 to netGuru, Inc. We are an integrated Internet technology and services company providing:

         o Internet-based information technology, or IT, services to companies worldwide;

         o Internet application services provider, or ASP, services and personal computer-, or PC-, based software products and services to engineering and animation businesses worldwide; and

         o Internet-enabled business-to-business telecommunications and Internet access services utilizing our Internet services provider, or ISP, infrastructure to businesses and consumers in India and content and commerce through our city- and region-oriented portal network, NETGURUINDIA.COM, focused on the "global Indian" expatriate community.

         We provide a full suite of Internet-based IT consulting services to our customers from our IT services operations in the Silicon Valley and the Boston area. We support our IT services operations with our offshore facilities in India. Our IT services offerings include: Internet, Intranet, Web development, Web hosting, e-commerce, network and systems integration, data mining, and application and operating system software development, integration and implementation services. Our IT services customers include companies such as General Electric, Fidelity, Netscape, Sun Microsystems, Cisco Systems and Hewlett Packard. We have positioned our Company to capitalize on our IT services expertise and methodologies in order to provide Internet-based IT consulting services to businesses worldwide and to enable us to provide business-to-business Internet and IT solutions in India.

         We have been a leading worldwide developer and distributor of high-quality, cost-effective PC-based engineering software solutions since 1981. Our engineering software products provide fully integrated, easy-to-use design automation and analysis solutions for engineering, construction and architectural professionals worldwide. We have developed and market a comprehensive proprietary line of structural, mechanical and civil engineering software products, including our recently released comprehensive STAAD.suite(TM) solution. In addition, we offer, on a stand-alone basis, ForReview(TM) desktop and eReview(TM) Web-based conferencing and collaboration software, that provide our customers with the ability to view, review, mark-up and collaborate with others on a real-time basis, anytime and anywhere. We currently license our engineering software products to more than 20,000 companies accounting for over 50,000 software installations. Based upon our customer surveys, we estimate that there are approximately 150,000 users at these installations.

         In May 2000, we launched WEB4ENGINEERS.COM, our engineering ASP portal, offering online, Web-enabled applications software, document and project hosting, document and project management, and conferencing and collaborative technologies for the engineering market. With our unique proprietary technologies and ASP methodologies, we have commenced marketing our ASP solutions to large companies on an Intranet, Extranet and Virtual Private Network, or VPN, basis.

         We also offer proprietary AXA(TM) animation software products for 2-D animation, Web animation with Flash technology, digital ink and paint, 3-D animation compositing and related services. With the completion of our full service animation and digital media studio in India, we now offer digital media, animation and feature film services to the Indian and worldwide entertainment market on a cost-effective basis. We also provide digital and streaming media content and animation features for our netGuruIndia.com portal.

         In India, we offer Internet-enabled business-to-business IT and telephony services to businesses and ISP access services to consumer and commercial markets utilizing our ISP infrastructure. Pursuant to our 15-year Class A national ISP license held by our subsidiary, we have installed our ISP infrastructure in India's three largest metropolitan areas--Calcutta, Delhi and Mumbai. These metropolitan areas are the centers of India's growing business market and of Internet users in India. Utilizing our ISP infrastructure, we have commenced offering value-added Internet access, collaboration and telecommunications services to professionals and consumers, largely through our network of netGuru-branded cyber cafes. We plan to broaden our offerings in the future by utilizing our ISP infrastructure to provide VPNs for businesses, international call center services and long distance telephony services.

         Our portal, NETGURUINDIA.COM, focused primarily on the Indian expatriate community, offers online travel services, through e-Destinations, our in-house travel agency, long distance phone cards and telephony services utilizing our own telecommunications switch and gateways, gifts and entertainment services. Our portal has been designed on a city- and region-specific basis, with news, events and listings in English and the local language for each of our six destinations, Calcutta, Delhi, Mumbai, Chennai, Ahmedabad and Pune.

         Our principal offices are located at 22700 Savi Ranch Parkway, Yorba Linda, California 92887 and our telephone number is (714) 974-2500.

                                  THE OFFERING

Common stock offered by the selling
security holders                                     2,270,270(1)

Common stock outstanding prior to this
offering                                             14,743,033(2)

Common stock outstanding following
this offering if all shares are sold                 17,013,303(1)(2)

Use of Proceeds                                      All proceeds of
                                                     the offering will be
                                                     received by the selling
                                                     security holders (other
                                                     than amounts, if any,
                                                     received by us upon
                                                     exercise of the warrants or
                                                     options).

Risk Factors                                         You should read the
                                                     "Risk Factors," beginning
                                                     on page 9, as well as other
                                                     cautionary statements
                                                     throughout this prospectus,
                                                     before investing in the
                                                     shares.
------------------------
(1) Assumes exercise of all of the warrants covered by this prospectus in exchange for 200,000 shares of common stock and immediate resale of all of such shares.

(2)  Does not include:

         o 2,895,627 shares reserved for issuance under our stock option plans, of which options to purchase 1,872,727 shares are outstanding;

         o 100,000 shares reserved for issuance upon the exercise of certain outstanding stock options other than options granted under our stock option plans; or

         o 450,300 shares reserved for issuance upon the exercise of certain outstanding warrants other than the warrants covered by this prospectus.

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, IT IS LIKELY THAT OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS WOULD BE HARMED. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE RECENTLY EXPANDED INTO NEW LINES OF BUSINESS. WE HAVE A LIMITED OPERATING HISTORY AND LACK EXPERIENCE IN THESE NEW LINES OF BUSINESS MAKING IT DIFFICULT FOR US TO PREDICT OUR FUTURE SUCCESS.

         We have recently diversified our business and are now offering ISP, Internet portal, Internet-based business-to-business and telephony services. We have limited or no operating histories in each of these new lines of business and therefore, our historical financial information is of limited value in projecting our future results. You must consider the risks, expenses and uncertainties that accompany early stage businesses in new and evolving markets. These considerations include our ability to:

         o  continue to expand our customer bases in our new lines of business;
         o  maintain our current and develop new strategic relationships;
         o  attract, retain and motivate qualified personnel; and
         o  manage our growth.

Our future success in the new markets which we have recently entered is, therefore, difficult to evaluate.

OUR NEW LINES OF BUSINESS MAY BE DIFFICULT TO INTEGRATE WITH OUR HISTORICAL BUSINESSES.

         We have been in the engineering software business for 20 years and our two recently acquired IT services businesses have a combined 10 years of operating experience. In contrast, we have only recently entered the ISP services, Internet portal content and commerce services, Internet-based business-to-business services, telephony services and ASP markets. Our expansion into these new lines of business may be particularly difficult for us to manage and the acquisitions that we have made in these fields may be more difficult for us to integrate, at least initially, because they involve different disciplines and require different expertise than our historical businesses. If we are unable to attain the level of expertise and reputation in our new lines of businesses that we believe we have attained in the engineering software business, and, through our acquisitions, within the IT services business, our overall business, financial condition and operating results could be adversely affected. If we are unable to effectively manage our expanded operations, our overall business could be adversely affected.

IF WE ARE UNABLE TO EFFECTIVELY MANAGE OUR EXPANDED OPERATIONS, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

         We have experienced rapid growth in the past year in some of our new lines of business and expect to continue to experience rapid growth in other new lines of business during the next several years. This growth has placed, and will continue to place, a significant strain on our management and other resources. Among other things, we will need to hire and integrate new managers and install and operate new or enhanced accounting, financial management and information systems.

Future growth will result in increased repsonsibilities for management personnel, many of whom have been employed by us for a relatively short period of time. If we are unable to manage our growth effectively, the quality of our products and services could suffer and our business, financial condition and operating results could be adversely affected.

OUR SUCCESS DEPENDS ON OUR ABILITY TO RETAIN OUR CURRENT MANAGEMENT TEAM AND RECRUIT ADDITIONAL HIGHLY SKILLED PERSONNEL.

         Our future success depends to a large extent upon the continued services of key managerial and technical employees, including Amrit Das, Jyoti Chatterjee, Santanu Das and R. S. Roy. If we lose one or more of the members of our senior management team or other key employees, our business and operating results could be seriously harmed. In addition, our future success will depend largely on our ability to continue to attract, train and retain highly skilled personnel. Competition for highly skilled personnel is intense. There can be no assurance that we will be able to recruit, train and retain adequate personnel. If we are unable to hire additional qualified employees, our business could be impaired, especially our ability to develop our new lines of business. We do not currently maintain key-man life insurance on the lives of any of our key employees.

THE MARKETS IN WHICH WE COMPETE ARE HIGHLY COMPETITIVE. WE EXPECT THEM TO BECOME MORE COMPETITIVE IN THE FUTURE, WHICH COULD RESULT IN SIGNIFICANT PRICE COMPETITION, REDUCED REVENUES, LOWER PROFIT MARGINS OR LOSS OF MARKET SHARE.

         The ISP, Internet portal content and commerce, Internet-based business-to-business, telephony services, IT services, engineering software products and ASP markets are each highly competitive. These markets may experience pricing and margin pressure that could adversely affect our business, financial condition and operating results. A number of companies offer products and services within the same markets that we target. The market for Internet-based products and services is characterized by an increasing number of entrants due to low start-up costs. Some of our competitors and potential competitors have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than us. Our competitors may develop products and services that are superior to ours or that achieve greater market acceptance. Our future success will depend significantly upon our ability to increase our share of our target markets and to sell additional products, product enhancements and services to our customers. Competition may decrease:

         o  the number of visitors to our sites;
         o  our advertising rates;
         o  our market share;
         o  the prices we receive for our products and services;
         o  our revenues; and/or
         o  our profit margins.

Any of these decreases could adversely affect our business, financial condition and operating results. As a result, we may not be able to compete successfully.

ONE OF OUR MAIN COMPETITORS IN THE ISP SERVICES MARKET IN INDIA IS A GOVERNMENT-CONTROLLED PROVIDER OF INTERNATIONAL TELECOMMUNICATIONS SERVICES, WHICH MAY MAKE IT DIFFICULT FOR US TO COMPETE SUCCESSFULLY.

         Videsh Sanchar Nigam Limited, or VSNL, is the largest ISP in India and is controlled by the government. VSNL has several competitive advantages, including the following:

         o VSNL has an established presence in the Indian ISP services market, having offered services since August 1995 and having been the sole provider of ISP services in India until November 1998;
         o VSNL is a government-controlled entity that has direct access to network infrastructure which is owned by the Indian government; and
         o  VSNL has significantly greater financial resources than we do.

         If we are unable to distinguish our ISP services to consumers and businesses in India, the competitive advantages enjoyed by VSNL may adversely affect our ability to attract and retain subscribers and generate revenues from advertising in India. This, in turn, could prevent us from obtaining a significant market share and result in reduced revenues and lower margins than we expect.

IN ORDER TO COMPETE SUCCESSFULLY, WE MUST KEEP PACE WITH THE RAPID CHANGES INVOLVING TECHNOLOGY AND THE INTERNET.

         Each of the markets in which we compete is characterized by rapid technological advances, changes in customer requirements, evolving industry standards and frequent new product and services introductions and enhancements. New products and services based on new technologies or new industry standards may quickly render existing products and services obsolete. Our future success will depend upon our ability to enhance our current products and services and to develop and introduce new products and services that keep pace with technological developments, respond to the growth in the Internet, encompass evolving customer requirements and achieve market acceptance. Any failure on our part to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in developing or introducing new products and services, could result in a loss of competitiveness, revenues, profit margins or market share. There is no assurance that any new products, services or enhancements which we develop will achieve market acceptance.

IF WE ARE UNABLE TO SUCCESSFULLY CONSUMMATE ADDITIONAL ACQUISITIONS, OUR LONG-TERM COMPETITIVE POSITIONING MAY SUFFER.

         Our business strategy has included growth through acquisitions. We consider acquisitions that improve our competitive capabilities in our businesses or provide additional market penetration or business opportunities in areas that are consistent with our business plan. Identifying and pursuing strategic acquisition opportunities and integrating acquired products and businesses requires a significant amount of management time and skill. Acquisition transactions are accompanied by a number of risks, including, among other things:

         o the difficulty of assimilating the operations, technology and personnel of the acquired companies;
         o  the potential disruption of our ongoing business;
         o  expenses associated with the transactions;
         o additional expenses associated with amortization of acquired intangible assets;
         o the difficulty of maintaining uniform standards, controls, procedures and policies;
         o the impairment of relationships with employees and customers as a result of any integration of new management personnel; and
         o the potential unknown liabilities associated with acquired businesses.

If we proceed with future acquisitions, our failure to adequately address these issues could have a material adverse effect on our business, results of operations and financial condition.

IF WE ARE UNABLE TO SUSTAIN AND DEVELOP STRATEGIC RELATIONSHIPS WITH CONTENT AND E-COMMERCE PROVIDERS, OUR PORTAL BUSINESS COULD BE ADVERSELY AFFECTED.

         Strategic relationships with content and e-commerce providers is critical to the success of our portal business. We have a number of third party relationships with content and e-commerce providers, most of which are not exclusive and are short-term or can be terminated for convenience. We cannot assure you that our existing relationships will result in attractive content and e-commerce offerings or that we will be able to establish strategic relationships with additional third parties to provide attractive content and e-commerce offerings. If we are unable to deliver valuable content and e-commerce through our portal, we will be unable to attract and retain a significant number of subscribers and advertisers and, as a result, our revenue from subscriptions, e-commerce and advertising will not meet our expectations, and our business, financial condition and operating results would be adversely affected.

IF WE DO NOT BUILD THE NETGURU BRAND NAME AND REPUTATION QUICKLY, OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS, SUBSCRIBERS AND USERS COULD BE ADVERSELY AFFECTED.

         We believe it is critical to establish, maintain and strengthen our netGuru reputation and brand in order to establish and expand our base of subscribers and users. We also believe that as the markets in which we compete become increasingly competitive, the importance of reputation and brand will increase. If our initial brand-building efforts are unsuccessful, we may not experience an increase in Internet traffic needed to generate sufficient revenues to offset the increase in marketing expenses. As a result, our operating results and financial condition could be adversely affected. Our portal will be more attractive to advertisers if we can secure a large audience of consumers with demographic characteristics that advertisers perceive as favorable. Accordingly, we intend to introduce additional and enhanced content and e-commerce offerings, interactive tools and other services and features in the future in an effort to retain our current subscribers and users and to attract new ones. Our reputation and brand name could be adversely affected if we are unable to successfully enhance our portal.

IN ORDER TO ATTRACT AND RETAIN SUBSCRIBERS TO OUR ISP SERVICES, WE INTEND TO MAKE SIGNIFICANT INVESTMENTS IN OUR NETWORK INFRASTRUCTURE AND CUSTOMER AND TECHNICAL SUPPORT. IF THESE EFFORTS PROVE UNSUCCESSFUL, OUR COSTS WILL INCREASE FASTER THAN OUR REVENUES.

         Sales, marketing and other costs of acquiring subscribers for our ISP services are substantial relative to the commerce revenues that we will actually derive from these subscribers. Accordingly, our long-term success in the ISP industry depends to a great extent on our ability to attract subscribers. We plan to invest significant resources in our network infrastructure and in our customer and technical support capabilities to provide high levels of customer service. We cannot be certain, however, that these investments will improve subscriber acquisition. Moreover, intense competition within the Internet services market may make it difficult for us to retain subscribers. In addition, some new subscribers may use the Internet only as a novelty and may not become consistent users of Internet services.

ALTHOUGH WE EXPECT TO GENERATE REVENUES FROM ADVERTISING IN THE FUTURE, SUCH REVENUES MAY NOT BE SUBSTANTIAL.

         We plan to attract advertisers to our portal by generating user traffic through enhanced content and e-commerce offerings and aggressive brand building campaigns. We expect to generate advertising revenues from hosting advertising on our portal that is focused on the specific needs of the global Indian market. We anticipate this advertising will include online advertising based in India. Online advertising in India is not a proven business, however, and our ability to generate and maintain significant advertising revenues will depend, among other things, on:

         o advertisers' acceptance of the Internet as an effective and sustainable advertising medium;
         o the development of a large base of users of our portal who possess demographic characteristics attractive to advertisers;
         o our ability to contract with advertising affiliates with traffic patterns and user demographics that are attractive to advertisers; and
         o the effectiveness of our advertising delivery, tracking and reporting systems.

Our inability to establish relationships with advertisers, the loss of advertising affiliates or a reduction in the traffic on our portal may cause advertisers to withdraw from advertising on our portal. This, in turn, would reduce our advertising revenues and harm our business.

THE UNPREDICTABILITY OF OUR QUARTERLY OPERATING RESULTS MAY CAUSE THE PRICE OF OUR COMMON STOCK TO FLUCTUATE.

         Our quarterly operating results have varied in the past and may continue to fluctuate significantly in the future due to a number of factors, many of which are beyond our control. If our operating results do not meet the expectations of securities analysts or investors, our stock price may decline. Fluctuations in our operating results may result from a number of factors, including the following:

         o the level of advertising and e-commerce activity on our Indian expatriate-focused portal;
         o the number of purchasers of our phone cards, call-back cards and voice mail services and the level of usage by those purchasers;
         o  the level of demand for corporate VPNs in India;
         o the level of demand for Internet-based business-to-business services in India;
         o  the demand for IT services worldwide;
         o  the demand for our engineering software products worldwide;
         o  the demand for online, engineering ASP services worldwide;
         o the prices which we are able to charge for our products and services;
         o costs related to possible acquisitions of new technologies and businesses;
         o changes affecting the telecommunication infrastructure in India, the Internet generally or the operation of our Web sites;
         o the amount and timing of capital expenditures and other costs relating to the expansion of our Internet network; and
         o  general economic conditions.

         We believe that period-to-period comparisons of our operating results will not necessarily be meaningful in predicting future performance. We plan to increase our expenditures for our sales and marketing operations, expand and develop our portal and enhance our technology and infrastructure development. Many of our expenses are relatively fixed in the short-term. We cannot assure you that our revenues will increase in proportion to the increase in our expenses. We may be unable to adjust spending quickly enough to offset any unexpected revenues shortfall. This could lead to a shortfall in revenues in relation to our expenses.

OUR BUSINESS MAY BE HARMED BECAUSE WE RELY ON A THIRD-PARTY COMMUNICATIONS INFRASTRUCTURE OVER WHICH WE HAVE NO CONTROL.

         If the quality and maintenance of the third-party communications infrastructure on which we rely suffers, our service could be disrupted, our reputation could be harmed and we could lose customers. This infrastructure is used to carry our voice traffic.

We have no control over whether the infrastructure on which we rely will be adequately maintained by these third parties or whether these third parties are able to upgrade or improve their equipment and prevent it from becoming obsolete. If these third parties fail to maintain, upgrade or improve their equipment, our business may be materially harmed.

WE COULD EXPERIENCE SYSTEM FAILURES THAT PREVENT US FROM OPERATING OUR INTERNET BUSINESSES.

         Our ISP, portal services, telephony and engineering ASP businesses depend on the efficient and uninterrupted operation of our computer and communications hardware and software systems. In addition, we rely on the Internet and, accordingly, depend upon the continuous, reliable and secure operation of Internet servers, related hardware and software and network infrastructure such as lines leased from service providers operated by the government of India. We have a back-up data facility. Although we have designed our systems for complete redundancy of all major computer components, we cannot assure you that our system will be fail-safe. Failure of key primary or back-up systems to operate properly could lead to a loss of customers, damage to our reputation and violations of our ISP license and/or breaches of contracts with corporate customers. These failures could also lead to a decrease in the value of our common stock, significant negative publicity and litigation.

         Our ISP license requires that we provide an acceptable level of service quality and that we remedy customer complaints within a specified time period. Our computer and communications hardware are protected through physical and software safeguards. Our systems may be vulnerable to fire, storm, flood, power loss, power surges, telecommunications failures, physical or software break-ins, software viruses and similar events. We do not carry business interruption insurance to protect us in the event of a catastrophe, even though such an event could lead to a significant negative impact on our business. Any sustained disruption in Internet access provided by third parties could also have a material adverse effect on our business.

FINANCIAL STATEMENTS OF OUR FOREIGN SUBSIDIARIES ARE PREPARED USING THE RELEVANT FOREIGN CURRENCY WHICH MUST BE CONVERTED INTO U.S. DOLLARS FOR INCLUSION IN OUR CONSOLIDATED FINANCIAL STATEMENTS. AS A RESULT, EXCHANGE RATE FLUCTUATIONS MAY ADVERSELY IMPACT OUR REPORTED RESULTS OF OPERATIONS.

         We have established and acquired several international subsidiaries, which prepare their balance sheets in the relevant foreign currency. In order to be included in our consolidated financial statements, these balance sheets are converted, at the then current exchange rate, into U.S. dollars and the statements of operations are converted using weighted average exchange rates for the applicable period. Therefore, exchange rate fluctuations can have a detrimental effect on our earnings or on our ability to compete. We do not engage in hedging activities to protect against the risk of currency fluctuations. Foreign currency denominated sales may result in gains and losses on the conversion to U.S. dollars. We have historically denominated sales by our foreign subsidiaries in the local currency.

                    RISKS RELATED TO OUR OPERATIONS IN INDIA

OUR COMMITMENT OF SIGNIFICANT RESOURCES AND EXPANSION OF OUR ACTIVITIES IN INDIA COULD PROVE TO BE UNPROFITABLE DUE TO RISKS INHERENT IN INTERNATIONAL BUSINESS ACTIVITIES.

         Sales of our products and services to customers located outside the U.S. accounted for approximately 28.9% of our net revenue for the fiscal year ended March 31, 2000. We expect to commit significant resources in the foreseeable future to expand our operations in India. Accordingly, we are subject to a number of risks associated with international business activities that could adversely affect our operations in India and slow our growth. These risks generally include, among others:

         o  difficulties in managing and staffing our Indian operations;

         o difficulties in obtaining or maintaining regulatory approvals or in complying with Indian laws;
         o  reduced or less certain protection for intellectual property rights;
         o  increased collection risks;
         o  differing technological advances, preferences or requirements;
         o  tariffs and other trade restrictions;
         o  foreign currency fluctuations; and
         o general economic conditions, including instability, in the Indian market.

Any of these risks could adversely affect our business, financial condition and operating results.

OUR ISP LICENSE CONTAINS RESTRICTIVE PROVISIONS THAT LIMIT OUR ABILITY TO ENTER INTO TRANSACTIONS THAT MAY BE BENEFICIAL TO US AND TO OUR STOCKHOLDERS.

         The terms of our ISP license prevent us from transferring the license to a third person. This may prevent us from entering into a transaction which would otherwise be beneficial to us and our stockholders.

THE INDIAN GOVERNMENT MAY CHANGE ITS REGULATION OF OUR BUSINESS OR THE TERMS OF OUR ISP LICENSE, EITHER OF WHICH COULD NEGATIVELY IMPACT OUR OPERATING RESULTS.

         Our business is subject to regulation under Indian law and our ISP license, which is issued by the government of India, is also subject to regulation. Some of the regulations we are subject to include the following:

         o Our ISP license has a term of 15 years and expires in 2015. We have no assurance that the license will be renewed. If we are unable to renew our ISP license in 2015 for any reason, we will be unable to operate as an ISP in India and will lose one of our sources of revenue.
         o The government of India and the Telecom Regulatory Authority of India, or TRAI, maintain the right to regulate the prices we charge our subscribers and customers. Our success depends on our ability to price our services at levels that we believe are appropriate. If the government or the TRAI sets a price floor, we may not be able to attract and retain subscribers and customers. Likewise, if the government or the TRAI sets a price ceiling, we may not be able to generate sufficient revenues to fund our operations.
         o The government of India maintains the right to take over our entire operations or revoke, terminate or suspend our license for national security and similar reasons without compensation to us. If the government of India were to take any of these actions, we would be prevented from conducting a significant part of our business.

         We have outstanding performance guarantees for various statutory purposes totaling approximately $475,000. These guarantees are generally provided to Indian government agencies, primarily the Telegraph Authority, as security for compliance with and performance of terms and conditions contained in our ISP license and VSNL towards the supply and installation of an electronic commerce platform. These guarantees may be seized by the governmental agencies if they suffer any losses or damage by reason of our failure to perform our obligations. Any failure on our part to comply with governmental regulations and the terms of our ISP license could result in the loss of our license and any amount outstanding as performance guarantees, which would also prevent us from carrying on a significant part of our business. Further, additional laws regulating telecommunications, electronic records, the enforceability of electronic documents and the liability of network service providers are under consideration and if enacted, could impose additional restrictions on our business.

IF THERE IS A CHANGE IN THE INDIAN GOVERNMENT RESULTING IN A HALT IN THE CURRENT POLICY OF LIBERALIZATION AND DEREGULATION, ECONOMIC CONDITIONS IN INDIA GENERALLY AND OUR BUSINESS IN PARTICULAR COULD BE ADVERSELY AFFECTED.

         Our Internet business model relies, in part, on general economic and business conditions in India. During the past decade, the government of India has pursued policies of economic liberalization and deregulation, including significant relaxation of restrictions on the private business sector. Although the Indian government has changed five times since 1996, the policies of economic liberalization and deregulation have continued. The current Government of India, formed in October 1999, has advanced policies and taken initiatives that support the continued economic liberalization and deregulation policies that have been pursued by prior governments. These policies have resulted in significantly increased opportunities for publicly and privately held businesses in the Internet access and telecommunications markets in which we operate in India. Although there are no indications that these trends will not continue, we cannot assure you that the current government will remain in power or that these policies will continue. A significant change in the Indian government's policies could materially adversely affect our business, financial condition and operating results.

CONFLICTS INVOLVING INDIA COULD ADVERSELY AFFECT THE INDIAN ECONOMY AND HARM OUR BUSINESS.

         South Asia has from time to time experienced civil unrest and hostilities among neighboring countries, including India and Pakistan. In April 1999, India and Pakistan conducted long-range missile tests. Since May 1999, military confrontations between India and Pakistan have occurred in the disputed Himalayan region of Kargill. Further, in October 1999, the leadership of Pakistan changed as a result of a coup led by the military. If a conflict involving India and Pakistan or any of India's other neighboring countries should occur, it could have an adverse affect on the Indian economy and our business would be advesely affected.

                  RISKS RELATED TO THE INTERNET MARKET IN INDIA

THE HIGH COST AND LIMITED AVAILABILITY OF BANDWIDTH IN INDIA MAY LIMIT THE GROWTH OF THE INTERNET IN INDIA AND SLOW OUR GROWTH.

         Bandwidth, which is the measurement of the volume of data capable of being transported in a communications system in a given amount of time, is both costly and limited in India. Prices for bandwidth capacity are set by the Government of India and have remained high due to, among other things, capacity constraints. In addition, because of limitations in network architecture, Internet connection speeds in India are limited to 28 Kbps and below. These speeds are less than the typical 33 to 56 Kbps speeds available on dial-up telephone lines and the typical 1.5 Mbps speeds on cable modems in the U.S. These cost, capacity and speed constraints may severely limit the quality and desirability of using the Internet in India and, in turn, slow our growth.

THE LIMITED INSTALLED PERSONAL COMPUTER BASE IN INDIA LIMITS OUR NUMBER OF POTENTIAL CUSTOMERS AND RESTRICTS THE AMOUNT OF REVENUES THAT WE CAN GENERATE.

         The market penetration rates of personal computers and computer users with online access in India are low. According to the National Association of Software and Services Companies, or Nasscom, at the end of 1999, the Indian market had approximately 4.3 million personal computer owners, or a market penetration rate of less than 1% of the total population in India of approximately one billion. Many alternate methods of obtaining access to the Internet, such as through cable television modems or set-top boxes for televisions, are currently unavailable in India.

There can be no assurance that the number or penetration rate of personal computers in India will increase rapidly, or at all, or that alternate means of accessing the Internet will develop and become widely available in India. If the market penetration rates of personal computers and users with online access in India do not increase rapidly, or we are unable to provide alternative means of Internet access to the Indian market, we will be unable to generate significant revenue in India.

THE LAWS RELATING TO THE INTERNET IN INDIA ARE DEVELOPING AND COULD ADVERSELY AFFECT OUR BUSINESS.

         Laws and regulations may be introduced in India governing various aspects of the Internet industry and the use of the Internet as a medium for conducting business. We cannot predict the effect of further developments in the Indian legal system, particularly with regard to the Internet, including the promulgation of new laws, changes to existing laws or their interpretation or enforcement, or the preemption of local regulations by national laws.

                          RISKS RELATED TO THE INTERNET

WE MAY BE LIABLE TO THIRD PARTIES FOR INFORMATION RETRIEVED FROM THE INTERNET.

         Because users of our ISP services and visitors to our Indian portal and ASP portal may distribute our content to others, third parties may sue us for defamation, negligence, copyright or trademark infringement, personal injury or other matters. We could also become liable if confidential information is disclosed inappropriately. These types of claims have been brought, sometimes successfully, against online services in the U.S. and Europe. Others could also sue us for the content and services that are accessible from our portals through links to other Web sites or through content and materials that may be posted by our users in chat rooms or bulletin boards. We do not carry insurance to protect us against these types of claims.

OUR BUSINESS MAY NOT BE COMPATIBLE WITH DELIVERY METHODS OF INTERNET ACCESS SERVICES DEVELOPED IN THE FUTURE.

         We face the risk that fundamental changes may occur in the delivery of Internet access services. Currently, Internet services are accessed primarily by computers and are delivered by modems using telephone lines. As the Internet becomes accessible by cellular telephones, personal data assistants, television set-top boxes and other consumer electronic devices, and becomes deliverable through other means involving coaxial cable or wireless transmission mediums, we will have to develop new technology or modify our existing technology to accommodate these developments. Our pursuit of these technological advances, whether directly through internal development or by third-party license, may require substantial time and expense. We may be unable to adapt our ISP services to alternate delivery means and new technologies.

ONLINE SECURITY BREACHES COULD HARM OUR BUSINESS.

         Security breaches of our systems and network infrastructure, or the perception that they could occur, could harm our business and reputation. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors or similar disruptive problems. If our security measures are circumvented, the security of confidential information stored on our systems could be jeopardized, proprietary information could be misappropriated and interruptions in our operations could result. We may be required to make significant additional investments and efforts to protect against or remedy security breaches. A material security breach could damage our reputation or result in liability to us, and we do not carry insurance that protects us from this kind of loss.

U. S. FEDERAL OR STATE GOVERNMENTS MAY INCREASE TELEPHONY REGULATION WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

         Our provision of telecommunications services is subject to government regulation in the U.S. Federal law regulates international and interstate telecommunications, while states have jurisdiction over telecommunications that originate and terminate within the same state. Changes in existing policies or regulations by Congress, by the Federal Communications Commission, or FCC, or any state could materially adversely affect our business, financial condition or operating results. There can be no assurance that the regulatory authorities in one or more states or the FCC will not take action that could harm our business.

                         RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING.

         The market prices of securities of technology-based companies, particularly Internet-related companies, currently are highly volatile. The market price of our common stock has fluctuated significantly in the past year. The market price of our common stock may continue to exhibit significant fluctuations in response to the following factors, some of which are beyond our control:

         o  variations in our quarterly operating results;
         o deviations in our results of operations from the estimates of securities analysts;
         o changes in securities analysts' estimates of our financial performance;
         o changes in market valuations of similar companies and stock market price and volume fluctuations generally;
         o  economic conditions specific to the Internet and online e-commerce;
         o announcements by us or our competitors of new or enhanced products, technologies or services or significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;
         o  regulatory developments;
         o  additions or departures of key personnel; and
         o  future sales of our common stock or other securities.

         Our offering price may not be indicative of the price of our stock that will prevail in the trading market. You may be unable to sell your shares of common stock at or above the offering price, which may result in substantial losses to you. Moreover, in the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE AND ADEQUATE FINANCING MAY NOT BE AVAILABLE.

         Our future capital requirements will depend upon many factors, including the rate of expansion of our initiatives in India, the magnitude of our sales and marketing efforts, the development of new products and services, possible future strategic acquisitions, the progress of our research and development efforts and the status of competitive products and services. We believe that current and future available capital resources will be adequate to fund our operations for the foreseeable future. However, to the extent we are in need of any additional financing after such time, there can be no assurance that any such additional financing will be available to us on acceptable terms, or at all. If additional funds are raised by issuing equity securities, further dilution to the existing stockholders may result.

If adequate funds are not available, we may be required to delay, scale back or eliminate our planned expansion of our Internet and telecommunications infrastructure and our marketing efforts or to obtain funds through arrangements with partners or others that may require us to relinquish rights to certain of our technologies or potential products, services or other assets. Accordingly, the inability to obtain such financing could adversely affect our business, financial condition and results of operations.

SHARES OF OUR COMMON STOCK ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE.

         Sales of a substantial number of shares of our common stock in the public market, or the perception that sales could occur, could adversely affect the market price for our common stock. This offering will result in additional shares of our common stock being available on the public market. In addition, our current stockholders hold a large amount of shares which they are able to sell in the public market. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

OUR ABILITY TO ISSUE PREFERRED STOCK IN THE FUTURE MAY DELAY OR PREVENT A TAKEOVER OF OUR COMPANY POSSIBLY PREVENTING YOU FROM OBTAINING HIGHER STOCK PRICES FOR YOUR SHARES.

         Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights of those shares without any further vote or action by our stockholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that we may issue in the future. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of our company. Furthermore, such preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance thereof could adversely affect the market value of our common stock. We have no present plans to issue shares of preferred stock.

THE CONCENTRATION OF OWNERSHIP OF OUR COMMON STOCK AND THE ANTI-TAKEOVER EFFECTS OF DELAWARE LAW COULD ADVERSELY AFFECT THE PERFORMANCE OF OUR STOCK.

         As of December 4, 2000, our executive officers and directors and their family members together beneficially owned approximately 46.2% of the issued and outstanding shares of our common stock. As a result, such persons will have the ability to elect a majority of directors and exert control over our affairs, irrespective of how our other stockholders may vote. This concentration of ownership may have the effect of delaying or preventing a change in control of our company. In addition, Section 203 of the General Corporation Law of Delaware prohibits us from engaging in certain business combinations with interested stockholders, as defined by statute. These provisions may have the effect of delaying or preventing a change in control of our company without action by our stockholders, and therefore could adversely affect the price of our common stock.

                           PRICE RANGE OF COMMON STOCK

         Our common stock has been traded on the Nasdaq National Market since our initial public offering in July 1996, initially under the symbol "RENG" and since March 2000, under the symbol "NGRU." Prior to July 1996, there was no public market for our shares. The following table sets forth for each fiscal quarter indicated, the high and low closing sale prices as reported on the Nasdaq National Market.

                                                        FISCAL 2001         FISCAL 2000         FISCAL 1999
                                                     ----------------     ----------------    ----------------
                                                      LOW       HIGH       LOW       HIGH      LOW       HIGH
                                                     ------    ------     ------    ------    ------    ------
First Quarter (April 1 - June 30).............       $16.50    $29.00     $ 3.94    $ 5.50    $ 2.50    $ 3.59
Second Quarter (July 1 - September 30)........        16.50     20.50       4.25      5.25      2.25      3.06
Third Quarter (October 1 - December 31).......          N/A       N/A       4.47     24.50      1.50      2.47
Fourth Quarter (January 1 - March 31).........          N/A       N/A      22.75     55.75      1.50      4.38

         On February 7, 2000, we effected a 2-for-1 stock split of our common stock. The above high and low closing sales prices have been adjusted to reflect this stock split.

         At December 4, 2000, there were approximately 47 registered holders of our outstanding shares of common stock and the closing sale price of our common stock on the Nasdaq National Market was $3.75 per share.

                                 DIVIDEND POLICY

         Since our election to be treated as a "C" corporation for tax purposes upon our initial public offering of our common stock in July 1996, we have never declared or paid dividends on our common stock. Any future decision to pay dividends on our common stock remains within the discretion of our board of directors. We currently intend to retain any future earnings to support operations and to finance the growth and development of our business and do not anticipate paying dividends on our common stock in the foreseeable future.

                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, New York, New York.

                            SELLING SECURITY HOLDERS

GENERAL

         There are nine selling security holders. The selling security holders are acting individually, not as a group. None of the selling security holders or their affiliates has held any position, office or other material relationship, other than as a security holder, with us. The securities registered under the registration statement of which this prospectus is a part include shares of common stock issuable upon the exercise of certain outstanding warrants, as described in the footnotes which follow the table set forth below. In this prospectus, we sometimes refer to Elliott Associates, L.P., as "Elliott" and to Westgate International, L.P., as "Westgate." The following table sets forth certain information as of December 4, 2000, with respect to each selling security holder for whom we are registering shares of common stock for resale.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of our common stock subject to options or warrants currently exercisable, or exercisable within 60 days after December 4, 2000, are deemed to be outstanding in calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group. Percentage of beneficial ownership is based on 16,813,303 shares of common stock actually outstanding as of December 4, 2000.


                                                                                     NUMBER OF
                                        SHARES OF COMMON                             SHARES OF             PERCENTAGE
                                       STOCK BENEFICIALLY        SHARES OF         COMMON STOCK           BENEFICIALLY
          NAME OF SELLING                OWNED PRIOR TO        COMMON STOCK      BENEFICIALLY OWNED       OWNED AFTER
          SECURITY HOLDER                THIS OFFERING       BEING REGISTERED    AFTER OFFERING(1)        OFFERING(2)
         -----------------             ------------------   ------------------   ------------------   ------------------
Peter R. Kellogg...................          2,986,250            1,670,270              1,315,980                 7.73%
Elliott Associates, L.P............            715,036(3)           200,000                515,036                 3.03%
Westgate International, L.P........            710,109(4)           200,000                510,109                 3.00%
George B. Lucas, Jr................             81,400(5)            80,000                  1,400                     *
Russell J. Lucas...................             80,000(6)            80,000                     --                   --
First Montauk Securities Corp......             20,000(6)            20,000                     --                   --
Eleanor Harvey.....................              8,500(7)             7,500                  1,000                     *
Kathleen Heine.....................              7,500(6)             7,500                     --                   --
Brett Flynn........................              5,000(6)             5,000                     --                   --
All selling security holders as a
  group...........................`          4,613,795            2,270,270(8)           2,343,525                13.78%
-------------------------

*Less than 1%

(1) The figures shown assume the sale of all shares of common stock being registered hereby.
(2) The percentages set forth in this column have been computed assuming the number of common shares outstanding equals the sum of (a) 16,813,303, which is the number of common shares outstanding on November 30, 2000; and (b) 200,000 shares of common stock subject to warrants.

(3) Includes 640,036 shares of common stock and 75,000 shares of common stock issuable upon exercise of certain outstanding warrants.
(4) Includes 635,109 shares of common stock and 75,000 shares of common stock issuable upon exercise of certain outstanding warrants.
(5) Includes 1,400 shares of common stock and 80,000 shares of common stock underlying a warrant.
(6) Consists solely of shares of common stock underlying a warrant.
(7) Includes 1,000 shares of common stock and 7,500 shares of common stock underlying a warrant.
(8) Includes 2,070,270 shares of common stock and 200,000 shares of common stock issuable upon exercise of certain outstanding warrants.

SHARES OFFERED UNDER THIS PROSPECTUS

         On November 27, 2000, we entered into a stock purchase agreement pursuant to which Peter R. Kellogg acquired 1,670,270 shares of our common stock. Under the terms of that stock purchase agreement, we are required to register all 1,670,270 shares of common stock.

         In connection with the stock purchase agreement with Mr. Kellogg, we utilized the services of First Montauk Securities Corp. As consideration for their services, and pursuant to the terms of a letter agreement dated November 27, 2000, we issued to First Montauk Securities Corp., George B. Lucas, Jr., Russell J. Lucas, Eleanor Harvey, Kathleen Heine and Brett Flynn, warrants to purchase an aggregate of 200,000 shares of our common stock. The warrants have an exercise price of $3.93 per share and are exercisable at any time on or before December 31, 2005. The warrants contain standard anti-dilution provisions pursuant to which the exercise price and number of common shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The warrants also obligate us to register all 200,000 shares of common stock underlying the warrants. The shares being offered hereby include the shares of common stock issuable under the warrants.

         On November 27, 2000, we entered into a repurchase agreement with Elliott and Westgate pursuant to which we repurchased from each of them 3,165.9835 shares of our Series B Cumulative Convertible Preferred Stock. In connection with that repurchase, each of Elliott and Westgate acquired 200,000 shares of common stock. In addition, we entered into a registration rights agreement with Elliott and Westgate under which we are obligated to register all 200,000 shares of common stock for each of Elliott and Westgate.

                              PLAN OF DISTRIBUTION

         The shares being offered hereby will be offered and sold by the selling security holders for their own accounts. We will not receive any of the proceeds from the sale of the shares of our common stock pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal, accounting, printing and filing fees, and such expenses are estimated to be $16,748.00.

         The shares offered by this prospectus may be sold from time to time by the selling security holders and those persons' pledgees, donees, transferees or other successors in interest. The selling security holders may sell the shares on the Nasdaq National Market, in privately negotiated transactions or otherwise, at market prices or at negotiated prices. In addition, the selling security holders may engage in short sales and other transactions in the common stock or derivatives thereof, and may pledge, sell, deliver or otherwise transfer the common stock offered under this prospectus in connection with such transactions. They may sell shares by one or a combination of the following without limitation:

         o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

         o ordinary brokerage transactions and transactions in which a broker solicits purchasers; and

         o face-to-face transactions between sellers and buyers, without a broker-dealer.

         In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling security holders in amounts to be negotiated prior to the sale. The selling security holders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions.

         Regulation M under the Exchange Act prohibits participants in a distribution and their affiliates from bidding for or purchasing any of the securities that are the subject of the distribution. It also governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

         If any selling security holder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act, setting forth:

         o  the name of each of the participating broker-dealers;

         o  the number of shares involved;

         o  the price at which the shares were sold;

         o the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

         o a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o  any other facts material to the transaction.

         o We have agreed to indemnify certain of the selling security holders against liabilities, including certain liabilities under the Securities Act or to contribute to payments which the selling security holders may be required to make in respect of these liabilities.

                          DESCRIPTION OF CAPITAL STOCK

         Our certificate of incorporation currently authorizes us to issue 150,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share, of which 12,000 shares are designated as Series B Cumulative Convertible Preferred Stock, none of which are outstanding. Upon completion of this offering, assuming all shares are sold, we will have 17,013,303 shares of common stock outstanding. All outstanding shares of common stock are, and the common stock to be issued in this offering will be, fully paid and nonassessable.

         The following summarizes the rights of holders of our common stock:

         o each holder of common stock is entitled to one vote per share on all matters to be voted upon by the stockholders;

         o subject to preferences that may apply to shares of preferred stock outstanding, the holders of common stock are entitled to receive such lawful dividends as may be declared by our board of directors;

         o upon our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive a pro rata portion of all our assets remaining for distribution after satisfaction of all our liabilities and the payment of any liquidation preference of any outstanding preferred stock;

         o there are no redemption or sinking fund provisions applicable to our common stock; and

         o there are no preemptive or conversion rights applicable to our common stock.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock offered hereby. We may receive proceeds from the exercise of options and warrants.

                                     EXPERTS

         The consolidated financial statements of netGuru, Inc. and subsidiaries as of March 31, 2000, and for the years ended March 31, 2000 and 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         Certain legal matters in connection with the legality of the securities offered hereby will be passed upon for netGuru, Inc. by Rutan & Tucker, LLP, Costa Mesa, California.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Expenses payable in connection with the distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by the registrant, are as follows:

         Securities and Exchange Commission registration fee ......   $ 2,248
         Printing expenses.........................................   $ 1,000
         Legal fees and expenses...................................   $ 7,500
         Accounting fees...........................................   $ 5,000
         Miscellaneous expenses....................................   $ 1,000
                                                                      -------
                  Total............................................   $16,748
                                                                      =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The liability of the registrant's controlling persons, officers or directors is or may be affected in such capacity by the following:

         The registrant's certificate of incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The registrant's bylaws provide that the registrant shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

ITEM 16. EXHIBITS.

EXHIBIT NO.                       DESCRIPTION
-----------                       -----------

    2.1 Repurchase Agreement dated November 27, 2000 between the registrant, Elliott Associates, L.P. and Westgate International, L.P.

    2.2 Stock Purchase Agreement dated November 27, 2000 between the registrant and Peter R. Kellogg.

    4.2 Registration Rights Agreement dated November 27, 2000 between the registrant, Elliott Associates, L.P. and Westgate International, L.P.

    4.3 Letter Agreement dated November 27, 2000 between the registrant and First Montauk Securities Corp.

    4.4 Warrant to purchase Common Stock dated November 27, 2000, issued by the registrant to George B. Lucas, Jr.

    4.5 Warrant to purchase Common Stock dated November 27, 2000, issued by the registrant to Russell J. Lucas.

    4.6 Warrant to purchase Common Stock dated November 27, 2000, issued by the registrant to Eleanor Harvey.

    4.7 Warrant to purchase Common Stock dated November 27, 2000, issued by the registrant to Kathleen Heine.

    4.8 Warrant to purchase Common Stock dated November 27, 2000, issued by the registrant to Brett Flynn.

    4.9 Warrant to purchase Common Stock dated November 27, 2000, issued by the registrant to First Montauk Securities Corp.

    5.1    Opinion of Rutan & Tucker, LLP.

   23.1    Consent of KPMG LLP.

   23.2    Consent of Rutan & Tucker, LLP (included in Exhibit No. 5.1).

   24.1 Power of Attorney (reference is made to page II-4 of this registration statement).

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of post-effective amendment to this registration statement any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yorba Linda, State of California, on December 5, 2000.

                                                 netGuru, Inc.


                                                 By: /S/ JYOTI CHATTERJEE
                                                     ---------------------------
                                                     Jyoti Chatterjee, President

         Each person whose signature appears below hereby constitutes and appoints Jyoti Chatterjee and Wayne Blair, or either of them, his true and lawful attorney-in-fact and agent, with full power and substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this registration statement on Form S-3 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereto.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the following capacities on the dates indicated.


        NAME                           TITLE                         DATE
        ----                           -----                         ----

/S/ AMRIT K. DAS
------------------------     Chairman of the Board, Chief      December 5, 2000
Armit K.  Das                Executive Officer and Director

/S/ JYOTI CHATTERJEE
------------------------     President (principal executive    December 5, 2000
Jyoti Chatterjee             officer) and Director

/S/ WAYNE BLAIR
------------------------     Chief Financial Officer           December 5, 2000
Wayne Blair                  (principal accounting officer)

/S/ BRUCE E. CUMMINGS
------------------------     Director                          December 5, 2000
Bruce E.  Cummings

/S/ SANTANU DAS
------------------------     Director                          December 5, 2000
Santanu Das

                                INDEX TO EXHIBITS

EXHIBIT NO.                       DESCRIPTION
-----------                       -----------

    2.1 Repurchase Agreement dated November 27, 2000 between the registrant, Elliott Associates, L.P. and Westgate International, L.P.

    2.2 Stock Purchase Agreement dated November 27, 2000 between the registrant and Peter R. Kellogg.

    4.2 Registration Rights Agreement dated November 27, 2000 between the registrant, Elliott Associates, L.P. and Westgate International, L.P.

    4.3 Letter Agreement dated November 27, 2000 between the registrant and First Montauk Securities Corp.

    4.4 Warrant to purchase Common Stock dated November 27, 2000, issued by the registrant to George B. Lucas, Jr.

    4.5 Warrant to purchase Common Stock dated November 27, 2000, issued by the registrant to Russell J. Lucas.

    4.6 Warrant to purchase Common Stock dated November 27, 2000, issued by the registrant to Eleanor Harvey.

    4.7 Warrant to purchase Common Stock dated November 27, 2000, issued by the registrant to Kathleen Heine.

    4.8 Warrant to purchase Common Stock dated November 27, 2000, issued by the registrant to Brett Flynn.

    4.9 Warrant to purchase Common Stock dated November 27, 2000, issued by the registrant to First Montauk Securities Corp.

    5.1    Opinion of Rutan & Tucker, LLP.

   23.1    Consent of KPMG LLP.

   23.2    Consent of Rutan & Tucker, LLP (included in Exhibit No. 5.1).

   24.1 Power of Attorney (reference is made to page II-4 of this registration statement).